Exhibit 99.1

DPL Reports Third Quarter 2008 Earnings of $0.42 per Share

Reaffirms 2008 Earnings Guidance

DAYTON, Ohio – October 29, 2008 – DPL Inc. (NYSE: DPL) today reported third quarter 2008 earnings from continuing operations of $0.42 per share, compared to $0.53 per share for the same period in 2007. For the nine months ended September 30, 2008, earnings from continuing operations were $1.49 per share compared to $1.40 for the same period in 2007. Earnings per share information reported in this press release are based on diluted shares outstanding unless otherwise noted.

Key drivers of third quarter 2008 earnings per share compared to the third quarter 2007 were:

•                  Lower retail and wholesale revenue of $35.5 million, or $0.20 per share, primarily due to lower retail and wholesale sales volumes;

•                  Higher purchased power expense of $20.9 million, or $0.12 per share, due primarily to unplanned outages; offset by

•                  Lower fuel costs of $33.7 million, or $0.19 per share, due primarily to net gains realized on coal sales due to coal optimization.

“The weather and the national economy added to what was a challenging third quarter,” said Paul Barbas, DPL president and chief executive officer. “However, we continue to feel very good about our position for the long term. We have a rate stabilization plan in place through 2010; we filed our electric security plan with the Public Utilities Commission of Ohio (PUCO) in October, which is a positive for both customers and the company; the scrubbers continue to provide valuable fuel flexibility; and we project positive free cash flow going forward. Further, we remain on target to meet our 2008 earnings guidance.”

Conference Call and Webcast

At 9:00 a.m. Eastern Time on Thursday, October 30, 2008, DPL Inc. will host a conference call and webcast to review third quarter 2008 financial results. Interested parties, including investors and the media, can access the webcast conference call real-time on DPL’s website at www.dplinc.com in the Company’s investor relations section. Financial analysts may participate in the call by using the domestic dial-in number of 888-680-0879 or the international dial-in number of 617-213-4856. The access code is 78949944. Please dial into the call at least fifteen minutes prior to the start of the call to register. The live webcast will be available for replay on the DPL Inc. website following the conference call.

Third Quarter 2008 Financial Results

Revenues decreased $7.5 million, or 2%, to $414.5 million for the three months ended September 30, 2008 compared to $422.0 million for the same period in 2007. This decrease was primarily the result of lower retail and wholesale sales volume, partially offset by higher capacity revenue and higher average rates for retail and wholesale sales. Retail revenues decreased $10.5 million due to a 6% decrease in sales volume, partially offset by a 3% increase in average rates due largely to the continued implementation of an environmental investment rider. The decrease in retail sales volume is primarily the result of milder weather which caused cooling degree days to decrease by 19%. Wholesale revenues decreased $25.0 million primarily as a result of a $34.1 million, or 65%, decrease in sales volume due largely to unplanned generation outages, partially offset by a $9.1 million increase in average wholesale rates. Capacity revenues, realized from PJM’s capacity auction, increased $23.5 million.

	Three Months Ended September 30,
$ in millions	2008	2007	Variance
Electric Revenues – Retail	$315.7	$326.2	$(10.5)
Electric Revenues – Wholesale	27.9	52.9	(25.0)
Electric Revenues – RTO	31.3	26.6	4.7
Electric Revenues – Capacity	36.8	13.3	23.5
Other Revenues	2.8	3.0	(0.2)
Total Revenues	$414.5	$422.0	$(7.5)

For the nine months ended September 30, 2008, revenues increased $63.8 million, or 6% to $1,209.4 million from $1,145.6 million for the same period in 2007.

Fuel Costs, which include coal (net of sales), gas, oil, and emission allowances, decreased $33.7 million, or 35%, in the three months ended September 30, 2008 compared to the same period in 2007. This decrease was primarily due to lower generation output, largely attributable to unplanned outages, and net gains of $27.8 million realized from coal sales due to coal optimization, partially offset by increased fuel prices.

	Three Months Ended September 30,
$ in millions	2008	2007	Variance
Coal	$51.7	$84.3	$(32.6)
Natural Gas	6.5	10.5	(4.0)
Oil	4.0	1.0	3.0
Emission Allowances	0.0	0.1	(0.1)
Total Fuel Costs	$62.2	$95.9	$(33.7)

Fuel costs decreased $58.0 million, or 23%, for the nine months ended September 30, 2008 compared to the same period in 2007. Excluding gains on emission allowance sales, total fuel costs for calendar year 2008 are estimated to be 10% lower than 2007.

Purchased Power Costs increased $37.7 million, or 46%, for the three months ended September 30, 2008 compared to the same period in 2007. The increase in purchased power costs primarily results from a $21.6 million increase in capacity expense, a $16.0 million increase in purchased power volumes and a $5.0 million increase in average market rates, partially offset by lower RTO expense. The increase in purchased power volumes resulted primarily from unplanned outages.

	Three Months Ended September 30,
$ in millions	2008	2007	Variance
Purchased Power Expense	$56.8	$35.9	$20.9
RTO Expense	29.2	34.0	(4.8)
Capacity Expense	33.8	12.2	21.6
Total Purchased Power Costs	$119.8	$82.1	$37.7

For the nine months ended September 30, 2008, purchased power increased $71.4 million, or 33%, to $288.9 million compared to $217.5 million for the same period in 2007.

Gross Margin decreased $11.5 million, or 5%, to $232.5 million for the three months ended September 30, 2008 compared to the same period in 2007. As a percentage of total revenues, gross margin decreased to 56% for the three months ended September 30, 2008 compared to 58% for the same period in 2007.

For the nine months ended September 30, 2008, gross margin increased $50.4 million, or 7%, to $728.0 million compared to the same period in 2007.

Operation and Maintenance Expense increased $0.9 million, or 1%, for the three months ended September 30, 2008 compared to the same period in 2007. This variance was primarily attributable to a $3.8 million increase in plant operating costs partially offset by decreases in legal and deferred compensation costs.

For the nine months ended September 30, 2008, operation and maintenance expense increased $2.3 million, or 1%, to $200.4 million compared to the same period in 2007.

General Tax Expense increased $1.6 million, or 5%, in the three months ended September 30, 2008, compared to the same period in 2007. The increase was primarily the result of increased property taxes due mainly to higher tax rates and capital improvements which have led to higher assessed property values.

For the nine months ended September 30, 2008, general tax expense increased $8.4 million to $93.0 million compared to the same period in 2007.

Interest Expense increased $5.0 million, or 30%, for the three months ended September 30, 2008, compared to the same period in 2007. The increase was primarily the result of lower capitalized interest due to the completion of the FGD project at Stuart station in 2008, partially offset by the redemption of the $100 million 6.25% Senior Notes in May 2008.

For the nine months ended September 30, 2008, interest expense increased $8.5 million, or 14%, compared to the same period in 2007.

Income Tax Expense from continuing operations decreased $10.0 million, or 27%, for the three months ended September 30, 2008 compared to the same period in 2007. The decrease primarily reflects lower pre-tax book income and a reduction in the effective tax rate relating to the phase-out of the Ohio Franchise Tax.

For the nine months ended September 30, 2008, income tax expense from continuing operations decreased $16.0 million, or 16%, compared to the same period in 2007.

Liquidity and Cash Flow

DPL’s cash and cash equivalents totaled $26.3 million at September 30, 2008 compared to $134.9 million at December 31, 2007, a decrease of $108.6 million. The decrease in cash and cash equivalents was primarily attributed to $173.8 million in capital expenditures, the retirement of $100.0 million in long-term debt, $89.9 million in dividends paid on common stock, and $9.9 million in purchases of short-term investments. This decrease was partially offset by cash provided by operating activities of $242.5 million and $20.5 million of restricted funds drawn to fund pollution control capital expenditures. At September 30, 2008, DPL had $16.5 million in restricted funds held in trust relating to the 2007 issuance of $90.0 million in pollution control bonds. On April 4, 2008, DP&L repurchased the bonds from bondholders, and holds them in trust while it continues to evaluate market conditions and explore suitable long-term financing alternatives.

Construction Additions were $168.1 million and $275.4 million during the nine-month periods ended September 30, 2008 and 2007, respectively. DPL is expecting to spend approximately $75 million for the remainder of 2008.

Capital projects are subject to continuing review and are revised in light of changes in financial and economic conditions, load forecasts, legislative and regulatory developments, and changing environmental standards, among other factors. DPL, through its subsidiary DP&L, is projecting to spend an estimated $665 million in capital projects for the period 2008 through 2010. DP&L filed its electric security plan with the PUCO on October 10, 2008. Included in the filing were proposed capital investments related to DP&L’s Customer Conservation and Energy Management Programs (CCEM). If approved by the PUCO, for the period 2009 to 2010, DP&L is projecting to spend $120 million of the aforementioned $665 million in CCEM capital projects. A final decision from the PUCO regarding DP&L’s electric security plan is expected in the first quarter of 2009. DP&L’s ability to complete capital projects and the reliability of future service will be affected by our financial condition, the availability of internal funds, and the reasonable cost of external funds. We expect to finance our construction additions with a combination of cash on hand, short-term financing, long-term debt, and cash flows from operations.

2008 and 2009 Earnings Guidance

DPL has reaffirmed its 2008 earnings guidance of $2.00 to $2.20 per share. Additionally, DPL has revised its 2009 earnings guidance of $2.10 to $2.40 per share to $2.00 to $2.60 per share. The change to 2009 earnings guidance reflects anticipated recovery of the items contained in DP&L’s electric security plan filing; lower projected emission allowance sales due to the current status of the Clean Air Interstate Rule (CAIR); and lower projected retail sales due to the slowing economy.

About DPL

DPL Inc. (NYSE:DPL) is a regional electric energy and utility company. DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER). DP&L, a regulated electric utility, provides service to over 513,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 3,750 megawatts of generation capacity, of which 2,850 megawatts are low cost coal-fired units and 900 megawatts are natural gas and diesel peaking units. Further information can be found at www.dplinc.com.

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Matters discussed in this press release that relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements. Forward-looking statements are based on management’s beliefs, assumptions and expectations of future economic performance, taking into account the information currently available to management. These statements are not statements of historical fact and are typically identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will,” and similar expressions. Such forward-looking statements are subject to risks and uncertainties, and investors are cautioned that outcomes and results may vary materially from those projected due to various factors beyond our control, including but not limited to: abnormal or severe weather and catastrophic weather-related damage; unusual maintenance or repair requirements; changes in fuel costs and purchased power, coal, environmental emissions, natural gas, oil, and other commodity prices; volatility and changes in markets for electricity and other energy-related commodities; performance of our suppliers and other counterparties; increased competition and deregulation in the electric utility industry; increased competition in the retail generation market; changes in interest rates; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, emission levels and regulations, rate structures or tax laws; changes in federal and/or state environmental laws and regulations to which DPL and its subsidiaries are subject; the development of Regional Transmission Organizations (RTOs), including PJM Interconnection, L.L.C. (PJM) to which DPL’s operating subsidiary (DP&L) has given control of its transmission functions; changes in our purchasing processes, pricing, delays, employee, contractor, and supplier performance and availability; significant delays associated with large construction projects; growth in our service territory and changes in demand and demographic patterns; changes in accounting rules and the effect of accounting pronouncements issued periodically by accounting standard-setting bodies; financial market conditions; the outcomes of litigation and regulatory investigations, proceedings or inquiries; general economic conditions; and the risks and other factors discussed in DPL’s and DP&L’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date of the document in which they are made. We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

Inquiries concerning this report should be directed to:

Media Contact

Telephone (937) 224-5940

Investor Relations Contact

Craig Jackson

Assistant Treasurer

Telephone (937) 259-7033

The information contained herein is submitted for general information and not in connection with any sale or offer for sale of, or solicitation of any offer to buy, any securities.

DPL Inc.

FINANCIAL DATA

(Unaudited)

(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Earnings Per Share of Common Stock - Basic:
—From Continuing Operations	$0.44	$0.56	$1.58	$1.54
—From Discontinued Operations	$—	$—	$—	$0.09
Total	$0.44	$0.56	$1.58	$1.63

Earnings Per Share of Common Stock - Diluted:
—From Continuing Operations	$0.42	$0.53	$1.49	$1.40
—From Discontinued Operations	$—	$—	$—	$0.09
Total	$0.42	$0.53	$1.49	$1.49

Earnings
—From Continuing Operations	$48.0	$60.7	$172.9	$165.5
—From Discontinued Operations	$—	$—	$—	$10.0
Total	$48.0	$60.7	$172.9	$175.5

Average Number of Common Shares Outstanding:
Basic	109.9	108.0	109.6	107.8
Diluted	115.0	115.4	116.2	118.1

DPL Inc.

CONDENSED CONSOLIDATED STATEMENTS OF RESULTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
$ in millions except per share amounts	2008	2007	2008	2007

Revenues	$414.5	$422.0	$1,209.4	$1,145.6

Cost of revenues:
Fuel	62.2	95.9	192.5	250.5
Purchased power	119.8	82.1	288.9	217.5

Total cost of revenues	182.0	178.0	481.4	468.0

Gross margin	232.5	244.0	728.0	677.6

Operating expenses:
Operation and maintenance	68.2	67.3	200.4	198.1
Depreciation and amortization	35.3	33.9	102.5	102.9
General taxes	30.7	29.1	93.0	84.6
Amortization of regulatory assets	2.1	2.9	7.6	8.3

Total operating expenses	136.3	133.2	403.5	393.9

Operating income	96.2	110.8	324.5	283.7

Net gain on settlement of executive litigation	—	—	—	31.0
Investment income	0.5	1.2	3.1	9.5
Interest expense	(21.9)	(16.9)	(67.9)	(59.4)
Other income / (deductions)	(0.4)	2.0	(0.9)	2.6

Earnings from continuing operations before income tax	74.4	97.1	258.8	267.4

Income tax expense	26.4	36.4	85.9	101.9

Earnings from continuing operations	48.0	60.7	172.9	165.5

Earnings from discontinued operations, net of tax	—	—	—	10.0

Net Income	$48.0	$60.7	$172.9	$175.5

Average number of common shares outstanding (millions):
Basic	109.9	108.0	109.6	107.8
Diluted	115.0	115.4	116.2	118.1

Basic earnings per share of common stock:
Earnings from continuing operations	$0.44	$0.56	$1.58	$1.54
Earnings from discontinued operations	—	—	—	0.09
Total Basic	$0.44	$0.56	$1.58	$1.63

Diluted earnings per share of common stock:
Earnings from continuing operations	$0.42	$0.53	$1.49	$1.40
Earnings from discontinued operations	—	—	—	0.09
Total Diluted	$0.42	$0.53	$1.49	$1.49

Dividends paid per share of common stock	$0.275	$0.260	$0.825	$0.780

These interim statements are unaudited.

DPL Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,
$ in millions	2008	2007

Cash flows from operating activities:
Net income	$172.9	$175.5
Less: Earnings from discontinued operations, net of tax	—	(10.0)
Earnings from continuing operations	172.9	165.5

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	102.5	102.9
Amortization of regulatory assets	7.6	8.3
Net gain on settlement of executive litigation	—	(31.0)
Gain on sale of aircraft	—	(6.0)
Deferred income taxes	32.7	12.1
Changes in certain assets and liabilities	(53.2)	(41.6)
Deferred compensation	(11.5)	5.0
Other	(8.5)	19.8
Net cash provided by operating activities	242.5	235.0

Cash flows from investing activities:
Capital expenditures	(173.8)	(273.3)
Proceeds from the sale of peaking units, net	—	151.0
Proceeds from the sale of aircraft	—	7.4
Purchases of short-term investments	(9.9)	—
Net cash used for investing activities	(183.7)	(114.9)

Cash flows from financing activities:
Exercise of stock options	1.7	14.5
Tax impact related to exercise of stock options	0.3	0.5
Retirement of long-term debt	(100.0)	(225.0)
Repurchase of pollution control bonds	(90.0)	—
Withdrawals from revolving credit facility	105.0	95.0
Repayment of borrowings from revolving credit facility	(15.0)	(95.0)
Withdrawals of restricted funds held in trust, net	20.5	10.1
Dividends paid on common stock	(89.9)	(83.7)
Net cash used for financing activities	(167.4)	(283.6)

Cash and cash equivalents:
Net change	(108.6)	(163.5)
Balance at beginning of period	134.9	262.2

Cash and cash equivalents at end of period	$26.3	$98.7

Supplemental cash flow information:
Interest paid, net of amounts capitalized	$71.6	$68.8
Income taxes paid, net	$112.7	$87.6
Non-cash financing and investing activities:
Restricted funds held in trust	$16.5	$0.5
Accruals for capital expenditures	$43.3	$45.5

These interim statements are unaudited.

DPL Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

	At	At
	September 30,	December 31,
$ in millions	2008	2007

ASSETS

Current assets:
Cash and cash equivalents	$26.3	$134.9
Restricted funds held in trust	16.5	37.0
Short-term investments	9.9	—
Accounts receivable, less provision for uncollectible accounts of $1.6 and $1.5, respectively	235.3	241.2
Inventories, at average cost	109.6	105.0
Taxes applicable to subsequent years	13.7	48.0
Other current assets	21.5	11.8
Total current assets	432.8	577.9

Property:
Property, plant and equipment	5,171.8	5,011.6
Less: Accumulated depreciation and amortization	(2,321.4)	(2,234.6)
Total net property	2,850.4	2,777.0
Other noncurrent assets:
Regulatory assets	166.7	165.2
Other deferred assets	50.3	46.5
Total other noncurrent assets	217.0	211.7

Total Assets	$3,500.2	$3,566.6

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current portion - long-term debt	$175.7	$100.7
Accounts payable	185.2	163.1
Accrued taxes	70.2	110.8
Accrued interest	18.5	25.8
Revolving credit borrowings	90.0	—
Other current liabilities	27.9	27.2
Total current liabilities	567.5	427.6

Noncurrent liabilities:
Long-term debt	1,276.3	1,541.5
Deferred taxes	410.2	374.9
Unamortized investment tax credit	38.7	40.7
Insurance and claims costs	20.1	20.0
Other deferred credits	196.7	266.3
Total noncurrent liabilities	1,942.0	2,243.4

Cumulative preferred stock not subject to mandatory redemption	22.9	22.9

Common shareholders’ equity:
Common stock, at par value of $0.01 per share	1.2	1.1
Warrants	31.0	50.0
Common stock held by employee plans	(28.0)	(39.7)
Accumulated other comprehensive loss	(10.2)	(9.2)
Retained earnings	973.8	870.5
Total common shareholders’ equity	967.8	872.7

Total Liabilities and Shareholders’ Equity	$3,500.2	$3,566.6

These interim statements are unaudited.

DPL Inc.

OPERATING STATISTICS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Sales (millions of kWh):
Residential	1,375	1,505	4,144	4,276
Commercial	1,055	1,101	3,001	3,038
Industrial	1,099	1,139	3,062	3,233
Other retail	380	397	1,096	1,111
Total retail	3,909	4,142	11,303	11,658

Wholesale	343	967	1,762	2,645

Total sales	4,252	5,109	13,065	14,303

Revenues ($ in thousands):
Residential	$139,759	$148,419	$409,349	$410,736
Commercial	84,402	85,619	249,073	241,381
Industrial	64,039	64,525	182,246	185,014
Other retail	25,121	25,049	72,973	70,879
Other miscellaneous revenues	2,444	2,570	7,193	7,701
Total retail	315,765	326,182	920,834	915,711

Wholesale	27,820	52,892	124,745	139,995

RTO and capacity revenues	68,101	39,833	155,123	81,389

Other revenues, net of fuel costs	2,810	3,052	8,709	8,545

Total revenues	$414,496	$421,959	$1,209,411	$1,145,640

Other Statistics:
Average price per kWh - retail (cents)	8.02	7.81	8.08	7.79
Fuel cost per net kWh generated (cents)	2.47	2.02	2.24	2.00
Fuel cost per net kWh generated (cents)-includes allowance / coal sales and derivative gains	1.72	2.00	1.64	2.00
Electric customers at end of period	513,903	513,704	513,903	513,704
Average kWh use per residential customer	3,017	3,299	9,072	9,361
Peak demand - maximum one-hour use (mw)	3,027	3,270	3,027	3,270

Degree Days
Heating	19	41	3,663	3,488
Cooling	598	742	839	1,088

These interim statements are unaudited.

Inquiries concerning this report should be directed to:

Craig Jackson

Assistant Treasurer

Telephone (937) 259-7033

The information contained herein is submitted for general information and not in connection with any sale or offer for sale of,

or solicitation of any offer to buy, any securities.